Exhibit 10.6

Date:	February 11, 2008

To:	Mary Budge
From:	John McNulty
Re:	Separation and Release Agreement

As we discussed, a decision for a change in leadership in the Legal Department has been reached and as such your employment with the company is being terminated. By mutual agreement, you and I have agreed that your position will be transitioned out and as such, your employment will terminate effective April 4, 2008. It is expected that during your transition period you will continue to faithfully conduct yourself in a professional manner and complete all agreed upon tasks by March 31, 2008.

You will be paid your base pay through April 4, 2008, and for any unused, accrued vacation. You are entitled to your earned Q1 MIP bonus which will be paid out in accordance with the normal payroll on April 30th. Your medical benefits will be paid through April 30, 2008. You will be notified of your rights to continue benefits for up to eighteen (18) months under COBRA. You have ninety (90) days from your termination date to exercise any vested stock options. You will also be provided an outplacement program to assist you in your transition to new employment. You must begin your outplacement program within 60 days from your termination date. After that date, the outplacement services will no longer be available to you.

In addition, if you sign this Separation and Release Agreement, you will receive a lump sum payment of $367,000 severance pay calculated on your base salary less required deductions, including deductions for applicable state and federal taxes. This lump sum payment will be made on April 4, 2008. The company will also continue your medical, dental, and vision (as applicable) by paying your COBRA premiums through March 31, 2009. Following IRS rules, these costs will be added as income on your W2. If you become employed within this period and are entitled to equal or better benefits with your new employer, you agree to notify the company to terminate the continuation of COBRA benefits. You can continue your COBRA coverage at your own expense per federal guidelines. In addition, your stock options and/or restricted stock awards shall continue to vest during the twelve (12) month period commencing April 4, 2008. You will have ninety (90) days from April 3, 2009 to exercise any vested stock options. In the event that an “Event” is announced (as defined in the 2002 Stock Incentive Plan) prior to April 3, 2009, and subsequently closes, your shares shall immediately become fully vested and nonforfeitable effective as of immediately prior to and contingent upon consummation of the Event. In addition, you may keep your laptop, Sprint card and cell phone (services after April 4, 2008 shall be at your expense).

Pursuant to your Employment Agreement you agreed to preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of Secure Computing or any of its employees, clients, consultants or licensees. Moreover, you agree for a period of twelve (12) months after your termination not to, directly or indirectly through others, solicit, recruit, or encourage any Secure Computing employees to leave their employment.

Other than form documents you created throughout your employment with the Company, please do not keep in your possession, recreate or deliver to anyone else any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by you during the course of your employment with Secure Computing or otherwise belonging to Secure.

Your signature below indicates that you hereby fully and completely release and waive any and all claims, complaints, causes of action or demands of whatever kind which you have or may have against the Company and all its predecessors, successors, assigns, subsidiaries, officers, employees, and agents arising out of any action, conduct, decision, behavior, or events occurring to the date of your signature on this letter, except as is set forth below, including, but not limited to, the terms, conditions, and circumstances of your employment and the termination of your employment.

This letter extends to but is not limited to all claims, whether based on statutory or common law claims, for age, disability, or other forms of employment discrimination, including claims arising under or based on Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1967 as amended, the Older Workers Benefit Protection Act, the Equal Pay Act as amended, the Age Discrimination in Employment Act as amended, the Family Medical Leave Act of 1993, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Minnesota Human Rights Act, and workers’ compensation non-interference or non-retaliation statutes or any other applicable federal, state or local employment discrimination statute or ordinance. You further understand that this Release extends to but is not limited to all claims that you may have for wrongful discharge, defamation, assault, battery, negligent or intentional infliction of emotional distress, breach of contract, promissory estoppel, fraud, impairment of economic opportunity, or any other theory, whether legal or equitable.

This letter will not and does not impair or apply to any existing rights you have under present existing employee benefit plans of the Company or pursuant to this letter.

By signing below, you acknowledge that you fully understand and accept the terms of this letter and Release and represent and agree that your signature is freely, voluntarily and knowingly given. The terms of this letter and Release shall be open for acceptance by you for a period of twenty-one (21) days after the date set forth above, during which time you may consider whether or not you accept the terms of this letter and Release and have had the opportunity to obtain the advice of legal counsel of your choice, and you are hereby advised to do so, with respect to the meaning and effect of the terms herein. You further understand that you have a right to rescind the terms of the Release for any reason within seven (7) calendar days after the date you sign below. If you elect to rescind the terms of the Release, you shall provide written notice of this election to the Vice President of Human Resources, Secure Computing Corporation, Paul Hawes.

You further agree that you will not discuss or disclose, other than your immediate family members, legal advisors and financial advisors, the terms of this Release or any facts upon which you could allege misconduct on the part of the Company. Any breach in this regard could result in a legal claim for damages against you.

You are signing this Separation and Release Agreement in consideration of the severance the Company is providing.

I appreciate the contributions you have made to Secure Computing Corporation. I wish you success in all your future endeavors.

I understand and accept the terms of this Separation and Release Agreement.

/s/ Mary Budge	2/12/08
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